SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12


_____________KNIGHT-RIDDER, INC.___________________
(Name of Registrant as Specified in its Charter)


_____________KNIGHT-RIDDER, INC.____________________
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
      6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
      11.

      1)   Title of each class of securities to which transaction applies:

      2)   Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/

      4)   Proposed maximum aggregate value of transaction:

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:

      2)   Form, Schedule or Registration Statement No.:

      3)   Filing Party:

      4)   Date Filed:

Knight-Ridder, Inc.
One Herald Plaza, Miami, Florida  33132

March 24, 1995

To Our Shareholders:

You are cordially invited to attend the Company's 1995 Annual Meeting of Shareholders which will be held on Friday, May 5, 1995, at 9:30 a.m. at the Hotel Inter-Continental, Miami, Florida. Shareholders who attended past Annual Meetings have found them interesting and informative. We hope you will be able to attend. Your vote is important. Whether or not you expect to attend the Annual Meeting, please sign, date and return the enclosed Proxy. A prompt return of your Proxy will be appreciated as it will save the expense of further mailings. If you do attend the Annual Meeting, you may still vote in person if you wish to.

Sincerely yours,


James K. Batten
Chairman of the Board and
Chief Executive Officer

Knight-Ridder, Inc.
One Herald Plaza, Miami, Florida  33132

Notice of 1995 Annual Meeting of Shareholders to be Held Friday, May 5, 1995

To the Shareholders of
KNIGHT-RIDDER, INC.

The Annual Meeting of Shareholders of Knight-Ridder, Inc. will be held at 9:30 a.m. at the Hotel Inter-Continental, 100 Chopin Plaza, Miami, Florida, on Friday, May 5, 1995 for the following purposes:

1.    To elect 5 directors;

and to consider and vote upon:

2. A proposal recommended by the Board of Directors that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year 1995 (the Company Proposal);

3. A shareholder proposal requesting preparation of a report relating to cigarette advertising (Shareholder Proposal No.1); and

4. A shareholder proposal that the Company take the action necessary to provide for the annual election of all directors (Shareholder Proposal No.
2);

and to transact such other business as may properly come before the meeting.

The accompanying Proxy Statement contains further information with respect to the matters to be acted upon at the meeting.

Shareholders of record at the close of business on March 16, 1995 are entitled to notice of and to vote at the meeting.

All proxies, ballots and vote tabulations that identify the vote of a shareholder will be kept confidential except to the extent necessary to allow the independent inspectors to tabulate the results of the vote or to meet applicable legal requirements.

You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to execute and return immediately the enclosed Proxy, which is solicited by the management. You may revoke your Proxy and vote in person should you attend the meeting.

By Order of the Board of Directors


Douglas C. Harris
Vice President and Secretary

March 24, 1995

KNIGHT-RIDDER, INC.
One Herald Plaza, Miami, Florida 33132

PROXY STATEMENT
1995 Annual Meeting of Shareholders to be Held on Friday, May 5, 1995

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Knight-Ridder, Inc. (the "Company") of Proxies for use at the Annual Meeting of Shareholders to be held at 9:30 a.m. on Friday, May 5, 1995 at the Hotel Inter-Continental, Miami, Florida for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying Proxy card and the Annual Report of the Company for the year ended December 25, 1994 are being mailed together to shareholders for the first time on March 24, 1995.

Shares represented by a valid Proxy received in time for voting will be voted in accordance with the shareholder's instructions with respect to matters for which a ballot is provided in the Proxy. If no such instructions are specified, the Proxy will be voted for the election of the directors nominated by the Board of Directors, for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors (the Company Proposal), and against each of the two Shareholder Proposals.

Votes by shareholders will be confidential and not disclosed to the Company except as necessary to tabulate voting results or as required by law.

Common Stock Outstanding and Principal Holders

Each shareholder or shareholder's Proxy will be entitled to one vote for each share held of record on March 16, 1995 on all matters which may come before the meeting. On that date 50,458,416 shares of the Company's Common Stock were outstanding and entitled to vote.

The following table sets forth information as of January 31, 1995 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

                                            Shares
                                         Beneficially         Percent of
Name and Address of Beneficial Owners       Owned               Class

The Northern Trust Company <F1>           4,912,766             9.50%
Fifty South LaSalle Street
Chicago, IL  60675

Southeastern Asset Management, Inc.       3,561,016             6.88%
6075 Poplar Avenue
Memphis, TN  38119

Regents of the University of California   2,650,200             5.12%
300 Lakeside Drive
Oakland, CA  94612

<F1>   Alvah H. Chapman, Jr., a director of the Company, is a director of
Northern Trust Bank of Florida, N.A., a subsidiary of The Northern Trust
Company.

Election of Directors

The Company's Charter provides for a Board of Directors divided into three classes having staggered three-year terms. Five directors are to be elected at the 1995 Annual Meeting, three to hold office until the 1998 Annual Meeting of Shareholders and two to hold office until the 1996 Annual Meeting of Shareholders.

The individuals nominated by the Board of Directors to stand for election at the 1995 Annual Meeting for three-year terms are James K. Batten, C. Peter McColough and Gonzalo F. Valdes-Fauli, all of whom were elected by shareholders at the 1992 Annual Meeting.

Ben R. Morris and Eric Ridder, who were elected by shareholders at the 1994 Annual Meeting of Shareholders, were nominated by the Board of Directors to stand for election for one-year terms.

Barbara Knight Toomey, who was elected at the 1992 Annual Meeting, advised the Nominating Committee that, because of personal commitments, she did not wish to be nominated by the Board to stand for election at the 1995 Annual Meeting.

The other ten directors who were elected at prior Annual Meetings will continue to serve their respective terms.

Proxies will be voted for the election of the five nominees of the Board of Directors unless instructions are given on the Proxy to withhold authority to vote for one or more of the nominees.

Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur unless the Board acts to reduce the number of directors to be elected.

             NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS ENDING 1998

[Photo]JAMES K. BATTEN, age 59                         Director since 1981
Chairman of the Board and
Chief Executive Officer of the Company

Mr. Batten graduated from Davidson College in North Carolina and received a master's degree in public affairs from Princeton University's Woodrow Wilson School. He joined the Company in 1957, became an officer of the Company in 1975 and has served in various executive positions. He became Chief Executive Officer in 1988 and Chairman of the Board in 1989. Mr. Batten is a trustee of the John S. and James L. Knight Foundation. He serves on the Executive Committee of the Board and the Executive Committee. Mr. Batten was operated on for removal of a malignant brain tumor in the summer of 1994. Since then, he has undergone various radiation and chemotherapy treatments and, from time-to-time in 1994 and 1995, has not been able to perform all his responsibilities on a full-time basis.

[Photo]C. PETER McCOLOUGH, age 72                      Director since 1982
Former Chairman and Chief Executive
Officer of Xerox Corporation

A native of Halifax, Nova Scotia, Mr. McColough, following a career in sales, served as President of Xerox from 1966 through 1971, and as Chief Executive Officer from 1968 through May 1982. He serves as a director of Union Carbide Corporation. He serves on the Compensation, Nominating and Environmental Affairs Committees.

[Photo]GONZALO F. VALDES-FAULI, age 48                 Director since 1992
Regional Chief Executive
Barclays Bank PLC

Mr. Valdes-Fauli was born in Havana, Cuba in 1946. He graduated from Spring Hill College in Mobile, Alabama and received his master's degree from Thunderbird Graduate School for International Management. He has spent his professional life in banking, specializing in international matters. He joined Barclays Bank in 1980. He is a trustee and member of the Executive Committee of the University of Miami. Mr. Valdes-Fauli serves on the Finance and Audit Committees.

             NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS ENDING 1996

[Photo]BEN R. MORRIS, age 72                           Director since 1986
Former President of The State-Record
Company

Mr. Morris graduated from North Carolina State University. Mr. Morris joined The State-Record Company in 1970 as Executive Vice President and served as President from 1972 through 1988. He served on the Board of Directors of The State-Record Company from 1968 until its acquisition by the Company in 1986. He serves on the Finance and Audit Committees.

[Photo]ERIC RIDDER, age 76                             Director since 1983
Publisher Emeritus of
The Journal of Commerce

Mr. Ridder graduated from Harvard University. He served as Publisher of The Journal of Commerce from 1956 to 1984, after serving as General Manager from 1946 to 1956. He is a director of the Seattle Times Company. He serves on the Finance and Audit Committees.

                               CONTINUING DIRECTORS

[Photo]ALVAH H. CHAPMAN, JR., age 73                   Director since 1962
Former Chairman of the Board and                       Term Expires 1997
Chief Executive Officer of the Company

Mr. Chapman graduated and received an honorary degree from the Citadel, as well as honorary degrees from four other universities. Mr. Chapman joined the Company in 1960 and held various executive positions; from 1976 until 1988 he served as Chief Executive Officer, and from 1982 until 1989 he served as Chairman of the Board. Mr. Chapman is a director of Northern Trust Bank of Florida, N.A. and a trustee of the John S. and James L. Knight Foundation. He also is a director of Community Partnership for Homeless, Inc., the Community Anti-Drug Coalition of America, the Miami Coalition for a Safe and Drug Free Community and Florida International University Foundation and as Advisory Director of We Will Rebuild, a not-for-profit organization dedicated to assisting South Florida rebuild after the damage of Hurricane Andrew. He is Chairman of the Executive Committee of the Board and the Executive Committee and serves on the Nominating Committee.

[Photo]JOAN RIDDER CHALLINOR, age 67                   Director since 1989
Director of Various Educational                        Term expires 1996
Organizations

Dr. Challinor attended Wells College and received her Ph.D. in History from The American University, Washington, D.C. She is a board member of a number of educational organizations, including the French-American Foundation and the Schlesinger Library on the History of Women at Radcliffe College (chairperson), and is a member of the Editorial Advisory Committee of the Adams Papers. She serves on the Audit, Environmental Affairs and Nominating Committees.

[Photo]PETER C. GOLDMARK, JR., age 54                  Director since 1990
President of The Rockefeller Foundation                Term Expires 1997

Mr. Goldmark graduated from Harvard College. He has served as President of The Rockefeller Foundation since 1988. From 1985 to 1988, he was Senior Vice President of Times Mirror Company, and prior to that, held posts as Executive Director of the Port Authority of New York and New Jersey, Director of Budget for the State of New York, and Secretary of Human Services for the Commonwealth of Massachusetts. He is a director of the Dreyfus Third Century Fund and a member of the Council on Foreign Relations. He serves on the Finance and Nominating Committees.

[Photo]BARBARA BARNES HAUPTFUHRER, age 66              Director since 1979
Director of Various Public Companies                   Term expires 1997

Mrs. Hauptfuhrer graduated from Wellesley College. She is a director of The Vanguard Group of Investment Companies and all of the mutual funds in the Group; The Great Atlantic & Pacific Tea Co.; Massachusetts Mutual Life Insurance Company; Alco Standard Corporation; and the Raytheon Company. She serves as a Trustee Emerita of Wellesley College. She chairs the Nominating Committee and serves on the Compensation Committee.

[Photo]JESSE HILL, JR., age 68                         Director since 1980
Chairman and Chief Executive Officer                   Term expires 1996
of Atlanta Life Insurance Co.

A native of St. Louis, Mr. Hill graduated from Lincoln University of Missouri and received a Master of Business Administration degree from the University of Michigan. Mr. Hill has been with Atlanta Life Insurance Co. since 1949. He became President and Chief Executive Officer in 1973. He is Chairman of the Board of the Martin Luther King Center for Nonviolent Social Change. He serves on the boards of Delta Air Lines, Inc.; Trust Company of Georgia; and National Service Industries, Inc. He is Chairman of the Audit Committee and serves on the Finance Committee.

[Photo]WILLIAM S. LEE, age 65                          Director since 1990
Retired Chairman and President of                      Term expires 1997
Duke Power Co.

Mr. Lee graduated from Princeton University. Until his retirement in 1994, he was Chairman and President of Duke Power Co. in Charlotte, N.C., which he joined in 1955. In 1994, he became Chairman Emeritus of Duke Power. He is a director of J.P. Morgan & Co., Morgan Guaranty Trust Co., the Liberty Corporation and Texas Instruments. Mr. Lee is Chairman of the Environmental Affairs Committee and serves on the Compensation Committee.

[Photo]THOMAS L. PHILLIPS, age 70                      Director since 1983
Retired Chairman and Chief Executive                   Term expires 1996
Officer of the Raytheon Company

Mr. Phillips graduated and received a master's degree from Virginia Polytechnic Institute. He has honorary degrees from eight universities.
He joined Raytheon in 1948 and served as Chief Executive Officer from 1968 to March 1991 and Chairman of the Board from 1975 to March 1991, when he retired. He is a director of Digital Equipment Corporation, Raytheon Company and John Hancock Financial Services and is a trustee of State Street Funds, Massachusetts General Hospital and Gordon College. He is Chairman of the Finance Committee and serves on the Compensation Committee.

[Photo]P. ANTHONY RIDDER, age 54                       Director since 1987
President of the Company and the                       Term expires 1996
Newspaper Division of the Company

Mr. Ridder graduated from the University of Michigan. He spent the early part of his newspaper career in various editorial and business capacities at several of the Company's newspapers and joined the San Jose Mercury News in 1964. He served as its general manager until 1977 when he was named Publisher. In 1986, Mr. Ridder became President of the Newspaper Division of the Company and in 1989, he became President of the Company. He is a director of the Seattle Times Company and of the United Way of Dade County.
 He is Chairman of the Operating Committee and serves on the Executive and Environmental Affairs Committees.

[Photo]RANDALL L. TOBIAS, age 53                       Director since 1994
Chairman and Chief Executive Officer                   Term expires 1996
Eli Lilly & Co.

Randall L. Tobias is a graduate of Indiana University. He is Chairman of the Board and Chief Executive Officer of Eli Lilly and Company. Prior to joining Lilly in 1993, he served as Vice Chairman of the Board of American Telephone and Telegraph Company ("AT&T") since 1986 and as Chairman and Chief Executive Officer of AT&T International (an AT&T subsidiary) since 1991. He joined AT&T in 1964. Mr. Tobias is a director of Phillips Petroleum Company and Kimberly-Clark Corporation. He is a trustee of Duke University, the Colonial Williamsburg Foundation, and the Indiana University Foundation and serves on the boards of the American Red Cross, American Enterprise Institute, Committee for Economic Development, the Indianapolis Museum of Art and the Indianapolis Symphony Orchestra. Mr. Tobias serves on the Finance Committee.

[Photo]JOHN L. WEINBERG, age 70                        Director since 1969
Senior Chairman                                        Term expires 1997
Goldman, Sachs & Co.

Mr. Weinberg graduated from Princeton University. He received a Master of Business Administration degree from Harvard Business School. He has served as an investment banker with Goldman, Sachs & Co. since 1950. He was senior partner of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman Sachs & Co. until November 30, 1990 when he retired as a general partner and became Senior Chairman of The Goldman Sachs Group, L.P. In July, 1991, he became Senior Chairman of Goldman, Sachs & Co. Mr. Weinberg is a director of Champion International Corporation; Providian Corporation; The B.F. Goodrich Company; The Seagram Company Ltd.; and E.I. du Pont de Nemours & Company, Inc. He is a Charter Trustee of Princeton University and member of The Business Council. He is Chairman of the Compensation Committee and serves on the Executive Committee of the Board.

Security Ownership of Management

The following table provides information with respect to the shares of the Company's Common Stock beneficially owned as of January 31, 1995 by each director and by each other member of management named in the table on page 11 and by all directors and officers as a group. None of such persons beneficially owned more than 1% of the Company's Common Stock except for Mrs. Barbara Knight Toomey and Mr. Eric Ridder, who beneficially owned 2.61% and 2.1%, respectively. All directors and officers of the Company as a group beneficially owned 13.2% of the Company's Common Stock.

                                                             Total Number
                                                               of Shares
                                                            of Common Stock
                           Shares Other                       Beneficially
                           Than Option    Shares Subject         Owned
Name                          Shares      to Options <F1>       <F1><F2>

James K. Batten                41,481       290,000           331,481 <F3>
Joan Ridder Challinor          58,706                          58,706 <F4>
Alvah H. Chapman, Jr.         136,058                         136,058 <F3>
John C. Fontaine                4,397        44,000            48,397 <F3>
Peter C. Goldmark, Jr.            100                             100
Barbara B. Hauptfuhrer          1,200                           1,200 <F5>
Jesse Hill, Jr.                   800                             800
Ross Jones                      1,546        20,000            21,546
William S. Lee                    700                             700
C. Peter McColough                400                             400
Ben R. Morris                 115,500                         115,500 <F3>
Thomas L. Phillips              1,200                           1,200
David K. Ray                    7,726        74,350            82,076
Eric Ridder                 1,110,534                       1,110,534 <F6>
P. Anthony Ridder              65,341       196,000           261,341 <F3>
Randall L. Tobias               1,000                           1,000
Barbara Knight Toomey       1,378,524                       1,378,524 <F3><F7>
Gonzalo F. Valdes-Fauli           500                             500
John L. Weinberg               14,000                          14,000
All directors and officers
  as a group (36)           6,002,034       951,275         6,953,309 <F8>

<F1>   For purposes of computing the amounts and percentages shown, the number of shares of Common Stock outstanding includes any shares which may be acquired by a named person or group upon the exercise of stock options which may be exercised within sixty days after January 31, 1995.

<F2>   Except as otherwise indicated, the beneficial owner has sole voting and investment power.

<F3>   Includes shares owned by, or jointly held with, spouses as follows:
Mr. Batten -- 18,826 shares owned by Mrs. Batten as trustee; Mr. Chapman -- 7,682 shares owned jointly with Mrs. Chapman; Mr. Fontaine -- 2,546 shares owned jointly with Mrs. Fontaine; Mr. Morris -- 2,100 shares owned by Mrs. Morris; Mr. P. Anthony Ridder -- 1,271 shares owned by Mrs. Ridder; and Mrs. Toomey -- 600 shares owned by Mr. Toomey. Mrs. Toomey and Messrs. Morris and
P. Anthony Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Messrs. Batten, Chapman and Fontaine share voting and investment power with their respective spouses as to those shares owned jointly.

<F4>   Does not include 124,800 shares owned by a trust in which Mrs.
Challinor has an income interest; she has neither the power to vote these shares nor the power to direct their disposition and she disclaims beneficial ownership of them.

<F5>   Does not include shares owned by The Vanguard Group of Investment
Companies or the mutual funds of the Group, of which Mrs. Hauptfuhrer is a director. Mrs. Hauptfuhrer disclaims beneficial ownership of such shares.

<F6>   Includes 353,804 shares held by Mr. Eric Ridder as a trustee as to which he shares voting power. Mr. Ridder disclaims beneficial ownership of 171,708 of such shares.

<F7>   Includes 1,091,268 shares owned by the James L. Knight Trust.  Mrs.
Toomey is a Trust Advisor to the Trustee of the Trust. Also includes 175,625 shares held by a charitable lead trust as to which Mrs. Toomey is the Trust Advisor to the Trustee. Upon expiration of the trust in 2016, a portion of the residual interest in the trust will be distributed to Mrs. Toomey's then surviving children. Mrs. Toomey disclaims beneficial ownership of the shares owned by the charitable lead trust.

<F8>   Includes 2,477,058 shares held by the John S. and James L. Knight
Foundation as to which Messrs. Batten and Chapman share voting and investment power and disclaim beneficial ownership. Also includes 550,000 shares held by the Company's Retirement Plan as to which voting and dispositive power is exercised by the Investment Committee under the Plan which includes certain officers of the Company. Each member of the Committee disclaims beneficial ownership of the 550,000 shares.

Board Committees

The Board of Directors conducts its business through meetings of the Board and the activities of its Committees. The active standing Committees of the Board are the Nominating Committee, the Compensation Committee, the Audit Committee, the Finance Committee and the Environmental Affairs Committee.

The Nominating Committee reviews the composition of the Board and recommends changes in its membership as and if needed. During 1994, the Committee was comprised of Barbara B. Hauptfuhrer, Chairperson, Joan Ridder Challinor, Alvah H. Chapman, Jr., Peter C. Goldmark, Jr. and C. Peter McColough. The Committee met once in 1994.

The Committee considers nominees for the Board of Directors recommended by shareholders. A shareholder wishing to submit a recommendation for the Board should mail his or her recommendation to the Committee at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132. A shareholder wishing to nominate a person for election to the Board at an Annual Meeting must notify the Secretary at least 120 days prior to the first anniversary of the Company's Proxy Statement relating to the immediately preceding Annual Meeting.

The Compensation Committee approves salary levels of all corporate officers of the Company and incentive compensation for certain senior officers of the Company. It also authorizes grants under the Company's Employee Stock Option Plan. During 1994, the Committee was comprised of John L. Weinberg, Chairman, Barbara B. Hauptfuhrer, William S. Lee, C. Peter McColough and Thomas L. Phillips, all of whom are outside directors. The Committee met five times in 1994.

The Audit Committee, which in 1994 was comprised of Jesse Hill, Jr., Chairman, Joan Ridder Challinor, Ben R. Morris, Barbara Knight Toomey, Eric Ridder and Gonzalo F. Valdes-Fauli, reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors, and makes recommendations to the Board respecting these matters. Both the internal and the independent auditors have free access to the Committee and, from time to time, the Committee directs them to carry out special assignments. The Committee met twice in 1994.

The Finance Committee periodically reviews the Company's financial position and capital structure and makes recommendations to the Board concerning financings. The Finance Committee, which met once in 1994, was comprised of Thomas L. Phillips, Chairman, Peter C. Goldmark, Jesse Hill, Jr., Ben R. Morris, Eric Ridder, Randall L. Tobias and Gonzalo F. Valdes-Fauli.

The Environmental Affairs Committee oversees the policies of the Company formulated to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The Committee consists of William S. Lee, Chairman, Joan Ridder Challinor,
C. Peter McColough, P. Anthony Ridder and Barbara Knight Toomey. The Committee met twice in 1994.

In 1994, the Board of Directors met six times. Each of the nominees for election at the Annual Meeting and each of the continuing directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Committees of the Board on which he or she served except Mr. Tobias, who was elected at the 1994 Annual Meeting; Mr. Tobias attended 75% of the Board meetings that he was eligible to attend, but was unable to attend the one meeting of the Finance Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Weinberg, Lee, McColough and Phillips and Mrs. Hauptfuhrer served as members of the Company's Compensation Committee during 1994. None of them was or is an officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers served on the compensation committee or board of a company of which a member of the Company's Compensation Committee or other director of the Company was an executive officer or an executive officer of that company was one of the Company's directors.

John L. Weinberg was Senior Partner of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman, Sachs & Co., until November 30, 1990 when he retired as a general partner and became Senior Chairman of The Goldman Sachs Group, L.P. In July 1991, he became Senior Chairman of Goldman, Sachs & Co. Goldman, Sachs & Co. is an investment banking firm that regularly performs services for the Company such as acting as a financial advisor and serving as principal or agent for the Company in the purchase and sale of securities. In the future, Goldman, Sachs & Co. may be called upon to provide similar or other services for the Company.

Barbara B. Hauptfuhrer is a director of The Vanguard Group of Investment Companies. The Vanguard Group of Investment Companies provides continuing services in connection with administering and investing funds in the Investment Savings (401(k)) Plan of the Company.

Executive Compensation
Summary

One of the most important responsibilities of the Board of Directors is to determine the compensation of senior management. At Knight-Ridder, this responsibility is delegated to the Compensation Committee which is composed entirely of outside directors.

This section of the Proxy Statement discusses the compensation awarded by the Committee for 1994 services to the Company's Chairman of the Board and Chief Executive Officer, Mr. Batten, and the other four most highly paid senior executive officers Mr. Ridder, President of the Company and President of the Newspaper Division; Mr. Fontaine, Executive Vice President; Mr. Jones, Senior Vice President, CFO & Treasurer; and Mr. Ray, President of the Business Information Services Division and a Vice President of the Company. The discussion includes a report of the Compensation Committee regarding the Company's compensation policies and explaining the standards applied in determining Mr. Batten's 1994 compensation.

The Compensation Committee report is followed by tables that summarize the compensation of members of senior management for the past three years, stock options granted to and exercised by senior management in 1994 and the estimated pension benefits that senior management will receive upon retirement. The section concludes with a graph that compares the total return on the Company's stock over the past five years with the total return on stocks of other publicly held newspaper companies (including the Company) and on the stocks of the companies which make up the S&P 500 Stock Index.

Compensation Committee Report

The following is a report of the Compensation Committee to the Knight-Ridder shareholders:

Compensation Policies. The Committee operates on the principle that the compensation opportunities of Knight-Ridder's executive officers, including its chief executive officer and the other executive officers named in the table on page 11, should be competitive with compensation of senior executives at comparable companies. The Committee has a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company. In addition, the Committee administers the Company's Stock Option Plan, under which an executive's compensation is directly dependent on the performance of the Company's stock.

Salary and bonus make up the current compensation of senior executives. Stock options comprise the long-term compensation program. The Company has no other compensation programs for senior executives.

During 1993, the Committee reviewed the Company's executive compensation program with the assistance of Strategic Compensation Associates, specialists in executive compensation. Among other things, the Committee reviewed data comparing the compensation of executives of the Company with that of the other companies included in the performance graph on page 14, as well as with a broader range of newspaper and media companies.

Data for 1988 - 1992, the period covered by the inquiry, showed that over those five years, salary levels and stock option compensation of Company executives were comparable to the median compensation paid by both groups of comparative companies, but that over the same period the cash bonuses of Company executives were substantially lower than the median paid by the comparative companies even though the Company's financial performance equaled or exceeded the median financial performance. In 1994, the Company updated its review by comparing the salary, bonus and stock option grants received by the Company's five most highly compensated senior executive officers with salary, bonus and options received in 1993 by the top five officers of the other companies included in the performance graph on page 14 and found results consistent with the 1993 review.

As a result of the 1993 study, the Committee recommended to the Board of Directors, and the Board adopted, certain changes in the incentive compensation plan, which first were applicable to the bonuses awarded for 1994. Key executives of the Company and its operating units are eligible to participate in the plan; in 1994, approximately 485 executives participated in the plan.

Under the amended plan, participants are eligible for cash bonuses ranging from 25% of salary in the case of participants whose annual salary is below $50,000 to 50% in the case of those whose salary exceeds $250,000. Thirty-five percent of an executive's bonus potential is tied to his or her performance of individual objectives established at the beginning of each year and 65% of the executive's bonus potential is tied to the financial performance of the Company or one of its operating units compared to budget. If the Company or operating unit meets its financial budget, the executive would receive 100% of that part (65%) of the potential bonus tied to financial performance; performance below or exceeding budget would result in payment ranging from 10% of the targeted bonus (in the case of financial performance equal to 91% of budget) to 150% of the targeted bonus (if the budget is exceeded by 10%).

Messrs. Jones and Ray are participants in the plan. Although Messrs. Batten, Ridder and Fontaine are not participants in the plan, the Committee considers the criteria and standards under the plan in determining their bonuses.

In 1994, cash bonuses for Messrs. Batten, Ridder, Fontaine and Jones were based upon the Company's operating profit in comparison to its budget and upon an assessment of individual performance during the year.

Mr. Ray is President of the Company's Business Information Services Division; the financial performance portion of his bonus was dependent 25% on the operating profit of the Company compared to budget and 75% on the operating profit performance of BIS compared to budget.

In the case of participants in the plan (Messrs. Jones and Ray), specific individual performance goals were set at the beginning of the year and performance against the goals measured at the end of the year. The individual overall performance of Messrs. Batten, Ridder and Fontaine was judged by the Committee on a subjective basis.

1994 Compensation of the Chief Executive Officer. During 1994, Mr. Batten's salary was increased to $665,000 from $630,000, which it had been since April 1, 1993. For the three and one-half years prior to April 1, 1993, Mr. Batten's salary had been $600,000. Mr. Batten was awarded a bonus for 1994 of $325,000, compared to $170,000 for 1993.

As we noted above, Mr. Batten is not a formal participant in the Company's incentive compensation plan although the Committee has for a number of years, including 1994, taken into account the criteria that would have been applicable to him had he been a plan participant. In 1994, the Company achieved 103% of its operating profit budget. The maximum bonus Mr. Batten could have received under the plan, in light of that level of Company operating profit performance, was $360,117. The maximum bonus Mr. Batten could have received, had he been a plan participant and had the Company achieved 110% of its operating profit budget, was $434,766.

The Committee granted Mr. Batten a 1994 stock option covering 35,000 shares; in each of the preceding three years, he received a grant of 30,000 shares. As we noted above, the comparative data we reviewed indicated that a grant of this size was comparable to the median long-term compensation in comparable companies and it is the policy of the Committee to make grants in that range.

In assessing Mr. Batten's total compensation, we took into consideration the fact that Mr. Batten was seriously ill in 1994 and at times was not able to perform all his responsibilities on a full-time basis, but that he was in the office a significant amount of time and participated in all major decisions during that time.

Other Officers. The compensation of Mr. Ridder, Mr. Jones, Mr. Ray, and Mr. Fontaine was determined in accordance with the policies discussed earlier in this report. As in the case of Mr. Batten, the amounts of their bonuses were directly related to operating profit performance compared to the 1994 operating budget and also reflected assessments of their individual performances.

Tax Considerations. Provisions of the federal tax law deny a company a tax deduction to the extent an executive's total compensation (excluding certain categories of compensation) exceeds $1 million. Since no officer of the company received as much as $1 million in salary and bonus for 1994, this provision had no effect on the Company in 1994. The Committee has discussed, but has not decided how, the issue of tax deductibility should affect its deliberations regarding executive compensation in the future.

All members of the Committee concur and join in this report to the Knight-Ridder shareholders.

John L. Weinberg, Chairman
Barbara Barnes Hauptfuhrer
William S. Lee
C. Peter McColough
Thomas L. Phillips

Senior Executive Compensation

The following table summarizes the compensation during the past three years of the chief executive officer, Mr. Batten, and each of the other four most highly compensated senior executive officers in 1994.

                            SUMMARY COMPENSATION TABLE


                                           Annual Compensation
                                                                 Other
                                                                 Annual
                                         Salary      Bonus    Compensation
Name and Principal Position      Year      ($)      ($)<F1>   ($)<F2><F3>

James K. Batten                  1994    656,250    325,000       --
  Chairman and CEO               1993    622,500    170,000       --
                                 1992    600,000     84,000       --

P. Anthony Ridder                1994    518,000    315,000       --
  President                      1993    490,750    134,000       --
                                 1992    466,500     66,080       --

John C. Fontaine                 1994    430,180    265,000       --
  Executive Vice President       1993    390,000    105,000       --
                                 1992    370,000    108,000       --

Ross Jones (5)                   1994    364,167    196,458       --
  Senior Vice President, CFO     1993    297,051    159,872      126,383
  & Treasurer                    1992       --         --         --

David K. Ray                     1994    345,000    134,744       --
  President of Business          1993    333,000    133,114       --
  Information Services Division  1992    320,000     70,840      110,000


                                         Long-Term
                                        Compensation

                                           Stock             All
                                           Option           Other
                                           Awards        Compensation
Name and Principal Position      Year   (# of shares)     ($)<F2><F4>

James K. Batten                  1994      35,000           14,415
  Chairman and CEO               1993      30,000           13,239
                                 1992      30,000           12,764

P. Anthony Ridder                1994      28,000            8,808
  President                      1993      25,000            8,449
                                 1992      25,000            8,107

John C. Fontaine                 1994      20,000           14,187
  Executive Vice President       1993      18,000           12,497
                                 1992      16,000           11,917

Ross Jones <F5>                  1994      14,000            8,243
  Senior Vice President, CFO     1993      20,000            2,350
  & Treasurer                    1992        --               --

David K. Ray                     1994      12,000            8,032
  President of Business          1993      12,000            7,543
  Information Services Division  1992      12,000            7,281

<F1>   The Committee reduced by approximately half the bonuses it otherwise would have paid to Mr. Batten and Mr. Ridder for 1992 services and the Company included the amounts that would have been paid to them in the $250,000 which the Company contributed to the Lend-A-Hand Fund for hurricane relief for employees. The 1993 bonus shown for Mr. Jones includes $75,000 paid to Mr. Jones when he joined the Company.

<F2>   The Company does not have a restricted stock plan or any long-term incentive plan other than its Stock Option Plan. Except as disclosed in tables in this proxy statement, none of the named officers received a perquisite or benefit in 1994 in an amount exceeding established reporting thresholds.

<F3>   The amount shown for Mr. Ray for 1992 is a payment in connection with his relocation from Kansas City to Miami. The amount shown for Mr. Jones for 1993 relates to expenses incurred by the Company in connection with his move to Miami when he joined the Company.

<F4>   In the case of each executive, the amounts shown represent Company contributions to the Company's Investment Savings (401(k)) Plan and the cost of insurance on the life of the executive named. The 401(k) contributions in 1994, 1993 and 1992 were as follows: Mr. Batten -- $6,005, $5,285 and $5,114; Mr. Ridder -- $4,620, $4,497 and $4,364; Mr. Fontaine --
$5,516, $4,985 and $4,827; Mr. Jones -- $5,385; and Mr. Ray -- $5,339, $4,914
and $4,764. The life insurance amounts in 1994, 1993 and 1992 were as follows: Mr. Batten -- $8,409, $7,954 and $7,650; Mr. Ridder -- $4,188,
$3,952 and $3,743; Mr. Fontaine -- $8,670, $7,512 and $7,090; Mr. Jones --
$2,858 and $2,350; and Mr. Ray -- $2,693, $2,629 and $2,517.

<F5>   Mr. Jones became an officer of the Company on February 23, 1993.

Stock Options Granted

The Company's long-term incentive program consists of its Employee Stock Option Plan pursuant to which the Compensation Committee may grant key executives options which give the executive the right at any time in the succeeding ten years to purchase shares of the Company's stock at the market price at the option grant date. The options granted in 1994 are exercisable in three equal installments vesting over a three-year period from the date of grant. Options permit executives who contribute to the performance of the Company and the market price of its stock to benefit along with the shareholders in increases in the value of the stock.

The following table sets forth information regarding stock options granted in 1994 to each of the executive officers named earlier in the Summary Compensation Table.

                      STOCK OPTION GRANTS IN LAST FISCAL YEAR

                        Number of    % of Total
                       Securities     Options
                       Underlying    Granted to      Exercise
                         Options    Employees in      Price       Expiration
Name                     Granted    Fiscal Year      ($/share)       Date

James K. Batten          35,000        4.84%          49.125      14-Dec-2004
P. Anthony Ridder        28,000        3.87%          49.125      14-Dec-2004
John C. Fontaine         20,000        2.77%          49.125      14-Dec-2004
Ross Jones               14,000        1.94%          49.125      14-Dec-2004
David K. Ray             12,000        1.66%          49.125      14-Dec-2004

                             Grant Date
                            Present Value
Name                            ($)

James K. Batten                544,250
P. Anthony Ridder              435,400
John C. Fontaine               311,000
Ross Jones                     217,700
David K. Ray                   186,600

The "grant date present value" shown is a hypothetical value based upon application of the "Black-Scholes" model which often is used to estimate the market value of transferable options by calculating the probability, based on the volatility of the stock subject to the options, that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black-Scholes value of the options were expected volatility of .18, risk-free return of 7.93%, a dividend yield of 2.9% and vesting of exercisability in equal annual installments over a three-year period from the date of grant.

The Company's stock options are not transferable and, the Black-Scholes estimate notwithstanding, an option granted under the Stock Option Plan will have value to the optionee only if and to the extent the market price of the Company's stock rises above the market price on the date the option was granted.

Stock Options Exercised

The following table summarizes information regarding stock options exercised in 1994 by each of the officers named in the table on page 11 and the number of unexercised options held by them at the end of the year.

               AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END STOCK OPTION VALUES

                                                         Number of
                                                         Securities
                                                         Underlying
                                                         Unexercised
                                                         Options at
                            Shares                       Fiscal
                            Acquired on     Value        Year-end (#)
                            Exercise       Realized      Exercisable/
    Name                      (#)             ($)        Unexercisable

James K. Batten               27,500       784,810       315,000/35,000
P. Anthony Ridder              7,500       226,235       196,000/28,000
John C. Fontaine                --            --          44,000/20,000
Ross Jones                      --            --          20,000/14,000
David K. Ray                   6,000       118,500        74,350/12,000


                            Value of
                            Unexercised
                            In-the-
                            Money
                            Options at
                            Fiscal
                            Year-end ($)<F1>
                            Exercisable/
    Name                    Unexercisable

James K. Batten             1,414,063/61,250
P. Anthony Ridder             760,500/49,000
John C. Fontaine                   --/35,000
Ross Jones                         --/24,500
David K. Ray                  277,413/21,000

<F1>   The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options.

Pension Benefits

The following table sets forth the annual benefits payable as a straight-life annuity under the Company's retirement program to an officer retiring in 1994 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any deduction for social security.

                                PENSION PLAN TABLE

                                 Years of Service
Remuneration         15         20        25          30        35

$125,000         $ 35,796   $ 41,478   $ 47,160   $ 52,842   $ 55,967
 200,000           58,296     67,728     77,160     86,592     91,592
 300,000           88,296    102,728    117,160    131,592    139,092
 400,000          118,296    137,728    157,160    176,592    186,592
 450,000          133,296    155,228    177,160    199,092    210,342
 500,000          148,296    172,728    197,160    221,592    234,092
 550,000          163,296    190,228    217,160    244,092    257,842
 600,000          178,296    207,728    237,160    266,592    281,592
 700,000          208,296    242,728    277,160    311,592    329,092
 800,000          238,296    277,728    317,160    356,592    376,592
 900,000          268,296    312,728    357,160    401,592    424,092

                 Years of Service
Remuneration          40

$125,000           $ 59,092
 200,000             96,592
 300,000            146,592
 400,000            196,592
 450,000            221,592
 500,000            246,592
 550,000            271,592
 600,000            296,592
 700,000            346,592
 800,000            396,592
 900,000            446,592

The salary and bonus of the senior officers of the Company is set forth in the summary compensation table at page 11. As of the end of 1994, Mr. Batten had 32 years of services with the Company, Mr. Ridder 33, Mr. Ray 15, Mr. Fontaine 7, and Mr. Jones 2. Mr. Fontaine has a retirement agreement which provides for the payment to him of an annual benefit of up to $200,000 annually upon retirement or earlier termination due to disability and a death benefit payable to his surviving spouse.

Performance of the Company's Stock

The following graph compares the cumulative total return on the Company's stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/Newspapers Index.

The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P Publishing/Newspapers Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company and Tribune Company, weighted by market capitalization.

The graph reflects the investment of $100 on December 31, 1989 in the Company's Common Stock, the S&P 500 Stock Index and the S&P Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's Common Stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index.

                  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               KNIGHT-RIDDER, INC., S&P PUBLISHING/NEWSPAPERS INDEX
                                 AND S&P 500 INDEX
                       DECEMBER 31, 1989 - DECEMBER 31, 1994

                       1989      1990      1991      1992      1993     1994

Knight-Ridder, Inc.   $100.00   $80.74    $ 95.91   $107.73   $113.76  $ 98.84
S&P 500               $100.00   $96.89    $126.42   $136.05   $149.76  $151.74
S&P Publishing/       $100.00   $80.14    $ 97.04   $108.51   $125.68  $116.11
  Newspapers

Compensation of Directors

Directors of the Company who are not employees of the Company receive an annual retainer of $26,000 plus $1,000 for each Board meeting and $800 for each Committee meeting attended as compensation for their services. Directors of the Company are eligible to enter into individual agreements to defer with interest all or a portion of the directors' fees payable to them until such later dates as may be provided in the agreements.

Directors who have never been employed by the Company are eligible to receive a retirement benefit commencing upon retirement from the Board at or after age 65 with at least five years of service or because of disability following at least two years of service. The annual lifetime benefit ranges from 50% of the annual retainer in the case of directors who retire after five years of service on the Board to 100% of the retainer in the case of directors who retire with 10 or more years of service.

Mr. Alvah H. Chapman, Jr., a former chief executive officer of the Company, has agreed to continue to serve as Chairman of the Executive Committee and to provide consulting services to the Company during the period ending May 31, 1995. The Company has agreed to pay Mr. Chapman at an annual rate of $150,000 for these services. Mr. Chapman's agreement with the Company also provides, in recognition of his contribution to the Company and his continued services to it, for payment of a $79,900 annual benefit to him for his life and thereafter to Mrs. Chapman if she survives him for her life, in addition to benefits payable under the Knight-Ridder retirement program.

Certain Relationships and Reports of Certain Stock Transactions

Joan Ridder Challinor and Eric Ridder are first cousins. Peter B. Ridder, President and Publisher of the Saint Paul Pioneer Press, is a brother of P. Anthony Ridder. Alvah H. Chapman, Jr.'s son-in-law, Robert L. Hilton, is Circulation Marketing Manager at The Wichita Eagle. Frank Page Morris, an Executive Vice President of The State-Record Company, Inc., is a son of Ben
R. Morris. Edmund E. Olson, who is President and Publisher of The Macon Telegraph, is Mrs. Toomey's brother-in-law. These persons related to directors of the Company received aggregate compensation from the Company in 1994 of $762,675.

The Securities Exchange Act of 1934 requires that the Company's directors and officers file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1994, except that Clark Hoyt, a Vice President of the Company, inadvertently was late in reporting the sale of 400 shares of Common Stock.

See "Compensation Interlocks and Insider Participation" on page 7 for information concerning transactions between the Company and organizations with which Mrs. Hauptfuhrer and Mr. Weinberg are associated.

Proposals

Company Proposal -- Ratification of Appointment of Independent Auditors

Ernst & Young LLP, Independent Certified Public Accountants, have been appointed by the Board of Directors of the Company to examine the books and accounts of the Company for the year 1995. They have served as the Company's independent auditors since 1951. The Board of Directors recommends that shareholders approve and ratify this appointment.

Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

The Board of Directors recommends that Shareholders vote FOR the Company
Proposal.


Shareholder Proposal No. 1 -- Preparation of a Report Regarding Cigarette Advertising

Catholic HealthCare West, 1700 Montgomery Street, San Francisco, California 94111, owner of 100 shares of Common Stock; Mercy Health Services, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, owner of 1,216 shares of Common Stock; and The Sisters of St. Francis of Philadelphia, Our Lady of Angels Convent-Glen Riddle, Aston, Pennsylvania 19014, owner of 22,000 shares of Common Stock have informed the Company that they intend to present the following resolution at the Annual Meeting and have submitted the following statement of their reasons.

"WHEREAS -- Smoking annually causes more than one of every six deaths in the USA; over 430,000 die from cigarette-caused diseases and 50,000 die from effects related to passive smoking;

Given these statistics, in 1993 The Seattle Times decided to reject all cigarette advertising, even though it meant revenue losses. The paper's publisher cited growing medical evidence on the dangers of smoking, as well as tobacco advertisers' recent targeting of youth and racial minorities, for the decision: "The evidence that smoking is the nation's No. 1 health problem is overwhelming," Publisher Frank Blethen said. "In good conscience, we can no longer provide a forum for promoting sales of these products."

In 1965, the cigarette industry adopted a voluntary Code to dissuade youth from smoking; however, it abolished enforcement mechanisms for the Code in 1967. Alleged code violations include:

Using models appearing to be under age 25, and/or who have just participated in physical activity;

Portraying women's brands as a way to be beautiful and thin;

Promoting "low-tar and nicotine" brands as reducing health risks;

Implying smoking makes one "alive with pleasure" when its use is lethal;

The Center for Disease Control calculates every cigarette steals 7 minutes of a smoker's life, adding up to 5 million years of potential life Americans lose smoking annually;

RESOLVED: Shareholders request a Report to be prepared for requesting shareholders by September 1, 1996. This Report, prepared at a reasonable cost and free of proprietary information, will develop ethical and moral criteria providing guidelines related to continued cigarette advertising in our publications. In preparing this report we believe the following issues should be analyzed:

Whether consumers and the Board feel cigarette ads in our media:

a)    Encourage children to smoke by using cartoon characters such as Joe
Camel;

b)    Use models perceived to be under 25;

c)    Falsely portray smoking as "cool" or stylish;

d) Use slogans such as "alive with pleasure" that are contradictory and misleading.

Policies and practices our company might follow to ensure that cigarette ads we accept are not manipulative or misleading.

The pluses and minuses of refusing all tobacco ads.

We believe First Amendment arguments do not adequately justify the present forms of cigarette advertising. Supporting the First Amendment and arguing against government regulation to ban advertising, Frank Blethen declared, "We are exercising the independent judgment that is our responsibility as a newspaper." Michael R. Fancher, Times executive editor argued that "The First Amendment restricts what Congress can do; it does not restrict the press or require anything of the press. The press is free to act under its own initiative and insights. So, the question was seen as one of business ethics. The Times concluded that, while it has the right to publish tobacco advertising, it has the responsibility to refuse the ads." If you agree that our Company should study the moral implications of continued advertising of cigarettes, please vote "yes" for this resolution."

The Board of Directors recommends that Shareholders vote AGAINST
Shareholder Proposal No. 1

Management's Position

This identical proposal was presented to the shareholders at the 1994 Annual Meeting and was opposed by the vote of more than 90% of the shares which voted on the proposal. During 1993, a management committee reviewed the Company's position on the advertising of cigarettes and other tobacco products and presented its report to the Board. The Board, after careful consideration, decided that the Company should continue its current practice and not mandate any corporate-wide policy to all its newspapers relating to advertising of tobacco products.

The Board reviewed the matter again in 1994 and confirmed its earlier conclusion. In its deliberations, the Board took note of the facts that tobacco products are legal products, that the Company's newspapers are sensitive to community concerns when they consider whether and how to accept advertising for tobacco products and that the Company's newspapers provide public service announcements, many of which promote health related causes.

The Company's newspapers are aware of the need to be socially responsible in accepting advertising products. Accordingly, the Board believes that there would be no benefit to the Company and its shareholders from undertaking the preparation of the report requested by the proposal.

For these reasons, the Board recommends that shareholders vote AGAINST Shareholder Proposal No. 1.


Shareholder Proposal No. 2 -- Annual Election of Directors

Lila Roisman, 1919 Chestnut Street, Philadelphia, Pennsylvania 19103, owner of 800 shares of Common Stock, has informed the Company that she intends to be present at the Annual Meeting and to present the following resolution and has submitted the following statement of her reasons.

"BE IT RESOLVED: The shareholders of Knight-Ridder, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the necessary steps, in accordance with Florida State law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of the directors previously elected.

SUPPORTING STATEMENT: The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

Concerns that the annual election of all directors would leave our Company without experienced Board members are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued. Additionally, concerns that the annual election for all directors would expose shareholders to takeover attempts at below full value are also unfounded. In addition to the classified board, the Company has the following measures which protect incumbency and limit accountability to shareholders: a shareholders' rights plan ("a poison pill"), no cumulative voting, golden parachutes, and prohibitions against shareholders acting by written consent or calling special shareholder meetings.

It is our belief that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. While the company's current performance is good, we believe that sound corporate governance practices, such as annual election of directors, will impose the level of management accountability necessary to help insure that good performance record continues over the long term. Among those Fortune 500 corporations who have no staggered boards are General Motors, Warner-Lambert Co., McClatchy Newspapers, Digital Communications Association, Sierra Pacific Resources, USF&G Corp., AMP, Atari Corp., and Texas Instruments. Our Company is currently performing well in a precarious market, but that does not justify policies that diminish accountability to The Shareholders."

The Board of Directors recommends that Shareholders vote AGAINST
Shareholder Proposal No. 2.

Management's Position

Shareholders voted in 1989 to amend the Company's Charter to provide for the present method of electing directors. Under the Company's Charter, the shareholders annually elect approximately one-third of the directors to serve for three-year terms. Ms. Roisman submitted this identical proposal to the 1994 Annual Meeting, and it was opposed by shareholders then by a vote of more than two to one.

The Board of Directors believes the existing Charter provision for a board of three classes of directors who serve for three-year terms is serving the Company well. It promotes Board stability and continuity and protects the Company against the demands of a minority shareholder or group.

The proposal would not amend the Company's Charter at this time, but instead requests that the Board take the necessary steps, in accordance with Florida State law, "to declassify the Board of Directors." Under the provisions of the Company's Charter approved by shareholders in 1989, an affirmative vote of 80% of the outstanding shares of Common Stock entitled to vote on a resolution proposed by the Board to amend the Charter would be required at a future meeting of shareholders in order to provide for the annual election of all directors.

Your Board of Directors believes that a change in the manner in which you elect directors is not in the best interests of all shareholders and recommends that shareholders vote AGAINST Shareholder Proposal No. 2.

Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. To be elected, each director must receive the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. Approval of the Company Proposal and Shareholder Proposal Nos. 1 and 2 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. As explained earlier, implementation of the action requested by Shareholder Proposal No. 2 through amendment of the Company's Charter to require annual election of all directors would require the affirmative vote of 80% of the outstanding shares of Common Stock.

Shares represented at the meeting in person or by proxy which abstain on a matter or are not voted by a broker because the proxy has not received necessary authorization will be counted in determining the presence of a quorum but will not be counted as for or against the matter.

Shareholder Proposals for the 1996 Annual Meeting

Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders and for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting must be received by the Secretary of the Company at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132, by November 24, 1995. It is suggested that proposals be submitted by Certified Mail -- Return Receipt Requested.

General

A shareholder may revoke his or her Proxy by giving notice to the Company in writing or in open meeting.

All expenses incurred in connection with the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send material to their principals, and the Company may reimburse them for these expenses in so doing.

To the extent necessary and in order to insure sufficient participation in the meeting, officers and regular employees of the Company may, without additional remuneration, in person or by telephone or telegram, request the return of Proxies. In addition, the Company has retained D.F. King & Co., Inc. for assistance in the solicitation of Proxies. For its services, D.F. King will receive a fee estimated at $9,000, plus reimbursement for reasonable and customary out-of-pocket expenses.

Except as stated above, the Board of Directors knows of no other business to be presented at the meeting; but if any other matters come before the meeting, the persons named in the enclosed Proxy will vote the Proxies in accordance with their best judgment.

Douglas C. Harris
Vice President and Secretary

                                KNIGHT-RIDDER, INC.

           This Proxy is Solicited on Behalf of the Board of Directors.


      JAMES K. BATTEN, P. ANTHONY RIDDER and JOHN C. FONTAINE, or any of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all shares of Common Stock of KNIGHT-RIDDER, INC. held of record by the undersigned on March 16, 1995 at the Annual Meeting of Shareholders of said Company to be held on May 5, 1995 and at any adjournment(s) thereof:



                    THIS PROXY IS CONTINUED ON THE REVERSE SIDE
                PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

[Over]

This Proxy will be voted in accordance with the instructions indicated in the spaces provided below. If no instruction is indicated, this Proxy will be voted for the nominees listed below and for the Company Proposal and against each of the two Shareholder Proposals.

                      ___________           ___________
                        COMMON            D.R.S.

The Board of Directors Recommends a Vote "For all Nominees" and "For" the Company Proposal and "Against" each of the two Shareholder Proposals.

                                                  FOR ALL    WITHHOLD FOR
                                                  NOMINEES   ALL NOMINEES
Election of the following nominees as Directors:
Nominees for Election as Directors for Terms        [  ]        [  ]
Ending 1998
James K. Batten, C. Peter McColough and
Gonzalo F. Valdes-Fauli

Nominees for Election as Directors for Terms
Ending 1996
Ben R. Morris and Eric Ridder

To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.


                                                   FOR    AGAINST   ABSTAIN
Company Proposal:  Ratification of
Appointment of Ernst & Young as                    [ ]      [ ]       [ ]
Independent Auditors

                                                   FOR    AGAINST   ABSTAIN
Shareholder Proposal No. 1:  Proposal requesting
a report relating to cigarette advertising.        [ ]      [ ]       [ ]

Shareholder Proposal No. 2:  Proposal that         [ ]      [ ]       [ ]
the Company take required action to provide for annual election of directors.


In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


Signature(s)_________________________       Date____________________
Note: Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer.

                                     APPENDIX

Photographs of Director Candidates appear on pages 3 - 5.